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                                                                    EXHIBIT 10.1

                      PRAECIS PHARMACEUTICALS INCORPORATED

                         Executive Management Bonus Plan
                 (Amended and Restated as of September 12, 2002)
                               (the "Bonus Plan")

PURPOSE: To establish a bonus program for the senior executives of the Company which links performance oriented objectives (defined and approved annually by the Board of Directors at the beginning of each fiscal year) to a variable compensation award which is granted on an annual basis, as a means to attract and retain senior level executives.

ELIGIBLE PARTICIPANTS: Participation in the Bonus Plan shall be limited to the most senior level positions in the Company. The positions eligible include the Chairman (assuming the Chairman is a member of the Company's management), President, CEO, COO, CFO and Executive Vice President(s). The Compensation Committee of the Board of Directors administers the Bonus Plan and will have the continuing right to review and recommend other positions for participation in the Bonus Plan. The grant of awards under the Bonus Plan ("Awards") will be in the sole discretion of the Compensation Committee.

PARTICIPATION LEVEL: The targeted value of an Award as a percent of annual base salary by position is as follows and shall be subject to modification as the Compensation Committee shall determine:

               Chairman and Chief Executive Officer        50%
               President and Chief Operating Officer       40%
               Chief Financial Officer and Executive
                 Vice President(s) Levels                  30%

The foregoing targeted Award values as a percent of annual base salary are based on the attainment of the performance related objectives established by the Compensation Committee or the Board of Directors at the beginning of each fiscal year.

The Compensation Committee may grant any participating executive an Award in an amount up to the product of 1.5 times their target percentage multiplied by their annual base salary. The determination of such award is in the sole discretion of the Compensation Committee.

FORM OF AWARD: The Award will be paid in cash via the payroll system in the pay period following the decision of the Compensation Committee.

TERM: The first year of the Bonus Plan was 1998; the Bonus Plan will continue from year to year unless terminated by the Board of Directors, which it may do at any time.

ADMINISTRATION; AMENDMENT: The Bonus Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee shall have full power and authority to interpret and make all decisions regarding the Bonus Plan, which decisions and interpretations shall be final and binding on all participants. The Compensation Committee or the full Board of Directors may amend the Bonus Plan in any manner at any time without the consent of any participant.

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